Exhibit (a)(1)(v)

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities of PotashCorp (as defined below). The Offer (as defined below) will be made exclusively by means of, and subject to the terms and conditions set out in, the offer and the circular, the letter of transmittal, the notice of guaranteed delivery and other related offer materials. While the Offer will be made to all holders of PotashCorp common shares, the Offer will not be made or directed to, nor will deposits of PotashCorp common shares be accepted from or on behalf of, holders of PotashCorp common shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to holders of PotashCorp common shares in any such jurisdiction.

Notice of Offer to Purchase for Cash

all of the outstanding common shares of

POTASH CORPORATION OF SASKATCHEWAN INC.

at a price of U.S.$130 for each common share

by

BHP BILLITON DEVELOPMENT 2 (CANADA) LIMITED

a wholly-owned indirect subsidiary of

BHP BILLITON PLC

BHP Billiton Development 2 (Canada) Limited (the “Offeror”), a wholly-owned indirect subsidiary of BHP Billiton Plc, is commencing an offer (the “Offer”) to purchase, at a purchase price of U.S.$130 in cash per share without interest and less any required withholding taxes (the “Offered Consideration”), on and subject to the terms and conditions set forth in the “Offer and the Circular” dated August 20, 2010, the “Letter of Transmittal” and the “Notice of Guaranteed Delivery” each as may be amended and supplemented from time to time (collectively, the “Offer Documents”), all of the issued and outstanding common shares of Potash Corporation of Saskatchewan Inc. (“PotashCorp”) together with the associated rights (the “SRP Rights”) issued and outstanding under the shareholder rights plan of PotashCorp (the “Shareholder Rights Plan”) (together, the “Shares”), including any Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as defined below). BHP Billiton Plc and BHP Billiton Limited together comprise a dual listed company. The two entities continue to exist as separate companies, but with their subsidiaries operate as a combined group. BHP Billiton Plc and BHP Billiton Limited are together referred to herein as “BHP Billiton”.

Copies of the Offer Documents are being filed today with securities regulatory authorities in Canada and as exhibits to a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission in the United States (the “SEC”) and should be made available by such authorities through the Internet at www.sedar.com and www.edgar.gov, respectively.

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 11:59 P.M. (EASTERN TIME) ON OCTOBER 19, 2010, OR SUCH LATER DATE OR DATES AS MAY BE FIXED BY THE OFFEROR (THE “EXPIRY TIME”) UNLESS THE OFFER IS WITHDRAWN.

The Shares are listed for trading on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the stock symbol “POT”. The closing price of the

Shares on the NYSE and the TSX on August 11, 2010, the last trading day prior to BHP Billiton’s first approach to PotashCorp, was U.S.$108.20 and Cdn.$113.09, respectively. The offer price of U.S.$130 represents a premium of 20% to these respective closing prices on the NYSE and the TSX based on the Bank of Canada noon spot exchange rate on August 11, 2010 of Cdn.$1.0456 = U.S.$1.00 and a premium of 32% and 33% to the respective volume weighted average trading prices of the Shares on the NYSE for the 30-trading day and 60-trading day periods ended August 11, 2010.

The Offer is subject to certain conditions including, without limitation, that (i) such number of Shares that, together with any Shares owned by the Offeror and its affiliates, represent more than 50% of the Shares (calculated on a fully-diluted basis) at the Expiry Time shall have been validly deposited or tendered under the Offer and not withdrawn, (ii) the PotashCorp Shareholder Rights Plan shall have been waived, invalidated or cease traded, and (iii) certain regulatory approvals shall have been obtained and/or waiting periods shall have expired. Subject to applicable law, the Offeror reserves the right to withdraw the Offer and not take up and pay for Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or prior to the Expiry Time. The Offer is not subject to any financing condition or BHP Billiton shareholder approval. BHP Billiton’s current intention is to extend the Offer as may be required to obtain receipt of necessary regulatory approvals, although BHP Billiton is not obligated to do so.

The purpose of the Offer is to enable the Offeror to acquire all of the Shares. Depending on the number of Shares the Offeror acquires under the Offer, the Offeror intends to acquire any Shares not deposited under the Offer on the same terms as the Shares acquired under the Offer pursuant to either the provisions of section 206 of the CBCA (a “Compulsory Acquisition”), or, if the Offeror acquires deposited Shares but the statutory right of Compulsory Acquisition is not available for any reason or the Offeror determines not to exercise such right, depending on the number of Shares acquired, the Offeror intends to take such action as is necessary, including causing a special meeting of holders of Shares (each a “Shareholder” and collectively, the “Shareholders”) to be called to consider an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving PotashCorp and the Offeror, or an affiliate of the Offeror, for the purpose of enabling the Offeror or one of its affiliates to acquire all Shares not acquired pursuant to the Offer (a “Subsequent Acquisition Transaction”), in each case for consideration per Share equal in value to the consideration paid by the Offeror per Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors and it is possible that such transaction will not be consummated or may be delayed.

All payments under the Offer will be made in U.S. dollars. The Offer is made only for Shares and is not made for any options or other rights (other than SRP Rights) to acquire Shares. Any holder of options or other rights (other than SRP Rights) to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, exercise or convert such options or other rights in order to obtain certificates representing Shares and deposit the Shares in accordance with the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such options or other rights to acquire Shares that the holder will have certificates representing the Shares received on such exercise or conversion available for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer.

Shareholders who wish to accept the Offer must properly complete and duly execute the Letter of Transmittal (printed on yellow paper) or a manually signed facsimile thereof and deposit it, together with certificates representing their Shares and all other required documents, with Computershare Investor Services Inc. (the “Depositary”) or Computershare Trust Company, N.A. (the “U.S. Forwarding Agent”) in accordance with the instructions in the Letter of Transmittal.

Alternatively, Shareholders may accept the Offer by following the procedures for a book-entry transfer established by the Canadian Depositary for Securities Limited (“CDS”), provided that a book-entry confirmation through CDS on-line tendering system (“CDSX”) is received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time, or by following the procedures for book-entry transfer established by The Depository Trust Company (“DTC”), provided that a book-entry confirmation, together with an agent’s message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office in Toronto, Ontario, Canada prior to the Expiry Time.

Where the certificates representing the Shares are not immediately available, the Shareholder cannot complete the procedure for book-entry transfer of the Shares on a timely basis, or the certificates and all other required documents cannot be delivered to the Depositary or the U.S. Forwarding Agent prior to the Expiry Time, Shareholders may accept the Offer by following the procedures for guaranteed delivery described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer using the Notice of Guaranteed Delivery (printed on pink paper) or a facsimile thereof. Shareholders whose Shares are registered in the name of an investment dealer, stockbroker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary or the U.S. Forwarding Agent or if they make use of the facilities of TD Securities Inc. or J.P. Morgan Securities Canada Inc. as Dealer Managers in Canada or J.P. Morgan Securities Inc. or TD Securities (USA) LLC as Dealer Managers in the United States or a member of the soliciting dealer group to accept the Offer. However, a broker or nominee through whom a Shareholder owns Shares may charge a fee to tender such Shares. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly deposited under the Offer and not withdrawn if, as and when the Offeror gives written notice to the Depositary, at its principal office in Toronto, Ontario, Canada, to that effect and as required by applicable laws.

The Offeror will pay for Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds by bank transfer or other means satisfactory to the Depositary. The Depositary will act as the agent of persons who have deposited Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons. Receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary on the purchase price of the Shares purchased by the Offeror, regardless of any delay in making such payment.

The Offeror may, at any time and from time to time while the Offer is open for acceptance, vary the terms of the Offer or extend the Expiry Time by giving notice in writing to the Depositary at its office in Toronto, Ontario, Canada. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and, if required by applicable law, cause the Depositary to notify the Shareholders in the manner set forth under “Notice and Delivery” in Section 11 of the Offer. In addition, the Offeror will provide a copy of such notice to the NYSE and the TSX and the applicable regulatory authorities. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its office in Toronto, Ontario, Canada.

If, prior to the Expiry Time, the Offeror in its sole discretion elects to increase the Offered Consideration, such increase will be applicable to all holders whose Shares are taken up under the Offer.

Unless otherwise required or permitted by applicable Law, any Shares deposited in acceptance of the Offer may be withdrawn at the place of deposit by or on behalf of the depositing Shareholder: (a) at any time before the Shares have been taken up by the Offeror; (b) if the Shares have not been paid for by the Offeror within three business days after having been taken up; and (c) in certain other circumstances discussed under “Right to Withdraw Deposited Shares” in Section 7 of the Offer.

Withdrawals of deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary or the U.S. Forwarding Agent at the place of deposit prior to the occurrence of certain events and within the time periods set forth under “Right to Withdraw Deposited Shares” in Section 7 of the Offer, and the notice must contain specific information outlined in that Section of the Offer. The withdrawal will take effect upon actual physical receipt by the Depositary or the U.S. Forwarding Agent of the properly completed and signed written notice of withdrawal. If Shares have been deposited pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Shares or otherwise comply with the procedures of CDS or DTC, as applicable. Shareholders whose Shares are tendered by a stockbroker, dealer, bank or other nominee must arrange for such nominee to timely withdraw those Shares should they wish to withdraw such tender.

The Offeror may provide a subsequent offering period (a “Subsequent Offering Period”). A Subsequent Offering Period, if one is provided, will be an additional period of no less than 10 days, beginning immediately after the Offeror accepts for payment all the Shares tendered in the Offer, during which period Shareholders may tender their Shares and receive the Offered Consideration, provided that, among other requirements, the Offeror announces the results of the initial offering period of the Offer, including the approximate number and percentage of Shares deposited under the Offer, no later than 9:00 a.m. (Eastern Time) on the next U.S. business day following the date upon which the Offeror becomes entitled to take up Shares under applicable laws. Rule 14d-11(e) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that during any subsequent offering period the bidder immediately accepts for payment all securities as they are tendered. The Offeror intends to request relief from the SEC to be permitted to take up the Shares during the Subsequent Offering Period within 10 calendar days of the date the Shares were deposited, in accordance with Canadian law and practice. Notwithstanding the provisions of Rule 14d-7(a)(2) under the Exchange Act relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a subsequent offering period, the Offeror will permit withdrawal of tendered Shares during a Subsequent Offering Period, if there is one, until the tendered Shares are taken up.

The total amount of funds required by the Offeror to consummate the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, including to pay for Shares issued as a result of the exercise of Options, and related fees and expenses, is estimated to be approximately U.S.$40 billion. BHP Billiton has agreed to fund or arrange for the funding of the Offeror in an amount sufficient to satisfy such cash requirement by way of guaranteeing borrowing by the Offeror and/or equity investment in the Offeror and loans to the Offeror. See Section 7 of the Circular.

The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer and the Tender Offer Statement on Schedule TO filed by the Offeror and BHP Billiton with respect to the Offer and is incorporated herein by reference.

A request is being made to PotashCorp for the use of its Shareholder list and security position listing for the purposes of disseminating the Offer Documents to Shareholders. Upon compliance by PotashCorp with such request, the Offer Documents will be mailed to registered Shareholders and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of the Shares. If the Shareholder list provided to the Offeror includes beneficial owners pursuant to Rule 14d-5(c)(1) under the Exchange Act, the Offer Documents and other relevant materials may be mailed directly to beneficial holders.

THIS SUMMARY ADVERTISEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE OFFER DOCUMENTS, WHICH ARE INCORPORATED BY REFERENCE. THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the dealer managers, TD Securities Inc. and J.P. Morgan Securities Canada Inc. in Canada and J.P. Morgan Securities Inc. and TD Securities (USA) LLC in the United States, or the information agents, MacKenzie Partners, Inc. and Kingsdale Shareholder Services Inc. (collectively, the “Information Agents”). Copies of the Offer Documents may be obtained without charge at the Offeror’s expense on request from the Dealer Managers or the Information Agents for the Offer. The contact information for these parties is set out below.

The Dealer Managers for the Offer are:

In Canada	In the United States

TD SECURITIES INC.	J.P. MORGAN SECURITIES INC.

Telephone: 416-308-2670	Telephone: 877-676-5599

J.P. MORGAN SECURITIES CANADA INC.	TD SECURITIES (USA) LLC

Telephone: 416-981-9249	Telephone: 212-827-6979

The Information Agents for the Offer are:

Kingsdale Shareholder Services Inc.

The Exchange Tower

130 King Street West

Suite 2950, P.O. Box 361

Toronto, Ontario Canada M5X 1E2

Toll Free: 1-866-851-3215
(English or French)

Email: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America,
Banks and Brokers Call Collect:

416-867-2272

105 Madison Avenue New York, New York 10016 Email: potash@mackenziepartners.com Telephone: (212) 929-5500 (Call Collect) Toll-Free: (800) 322-2885 (English) Toll-Free: (888) 410-7850 (French)

Any questions and requests for assistance may be directed by Shareholders to the Dealer Managers or the Information Agents at their respective telephone numbers and locations set out above. Shareholders whose Shares are registered in the name of a stockbroker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing their Shares.

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